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Filed Pursuant to Rule 424(b)(3)
File No. 333-219594

PROSPECTUS

34,761,152 Shares of Common Stock

        This prospectus relates to the resale or other disposition by the selling stockholders identified in this prospectus (the "Selling Stockholders"), from time to time, of up to 34,761,152 shares of our common stock, including 26,105,348 shares of our common stock and 8,655,804 shares of common stock issuable upon the exercise of an outstanding warrant (the "Warrant").

        We are not selling any shares of common stock under this prospectus and will not receive any of the proceeds from the sale or other disposition of common stock by the selling stockholders. To the extent the Warrant is exercised, if at all, we will receive the exercise price of the Warrant.

        The selling stockholders or their pledgees, assignees, permitted transferees or other successors-in-interest may offer and sell or otherwise dispose of the shares of common stock described in this prospectus from time to time through public or private transactions at fixed prices, at prevailing market prices, at prices related to prevailing market prices, at varying prices determined at time of sale, or at privately negotiated prices. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of shares. We will bear all costs, expenses and fees in connection with the registration of the shares. See "Plan of Distribution" beginning on page 37 for more information about how the selling stockholders may sell or dispose of their shares of common stock.

        Our common stock is traded on the NASDAQ Global Market, referred to herein as NASDAQ, under the symbol "IMMU". The last reported sale of our common stock on the NASDAQ on September 20, 2017 was $11.44 per share. Our principal offices are located at 300 The American Road, Morris Plains, New Jersey 07950. Our telephone number is (973) 605-8200.

        INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. RISKS ASSOCIATED WITH AN INVESTMENT IN OUR SECURITIES WILL BE DESCRIBED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND CERTAIN OF OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 21, 2017

        You should rely only on the information provided in this prospectus (as supplemented and amended) as well as the information incorporated by reference. Neither we nor the selling stockholders have authorized anyone to provide you with different information. Neither we nor the selling stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus (as supplemented and amended) or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission, referred to herein as the SEC, using a "shelf" registration process. Under a shelf registration process, certain selling stockholders may from time to time sell the shares of common stock described in this prospectus in one or more offerings.

        We have not authorized anyone to give any information or to make any representation other than those contained or incorporated by reference in this prospectus (and in any supplement or amendment to this prospectus). You must not rely upon any information or representation not contained or incorporated by reference in this prospectus (and in any supplement or amendment to this prospectus). The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where it is lawful to do so. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any shares other than the registered shares to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy shares in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus (as supplemented and amended) is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares are sold on a later date.

        You should read both this prospectus (as supplemented and amended) together with additional information described under the heading "Where You Can Find More Information; Incorporation of Documents by Reference" beginning on page 42 of this prospectus before deciding to invest in any of the shares being offered.

ii

PROSPECTUS SUMMARY

        This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated in this prospectus by reference. This summary does not contain all of the information you should consider before investing in our common stock. You should carefully read this entire prospectus (as supplemented and amended), including each of the documents incorporated herein by reference, before making an investment decision. As used in this prospectus, the terms "we," "us," "our," "Immunomedics, Inc." and "Immunomedics" mean Immunomedics, Inc. and our subsidiaries.

 About Immunomedics, Inc.

Overview

        Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer, autoimmune disorders and other serious diseases. Our advanced proprietary technologies allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins. Using these technologies, we have built a pipeline of seven clinical-stage product candidates.

        Our portfolio of investigational products includes antibody-drug conjugates ("ADCs") that are designed to deliver a specific payload of a chemotherapeutic directly to the tumor while reducing overall toxicities that are usually found with conventional administration of these chemotherapeutic agents. Our most advanced ADCs are sacituzumab govitecan ("IMMU-132") and labetuzumab govitecan ("IMMU-130"), which are in Phase 2 trials for a number of solid tumors and metastatic colorectal cancer ("CRC"), respectively. IMMU-132 is our lead product candidate and has received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (the "FDA") for the treatment of patients with triple-negative breast cancer ("TNBC") who have failed at least two prior therapies for metastatic disease.

        Our Board of Directors (the "Board"), has conducted a review of the strategy of the Company, including a review of the projected timeline for submission of a Biologics License Applications ("BLA") for IMMU-132. These efforts to date have resulted in an updated timeline for the execution of delivering IMMU-132 to market, as well as the assessment of various deal structures and partnerships towards advancing and maximizing the Company's full pipeline for metastatic TNBC and beyond. We are targeting a BLA for IMMU-132 for approval in metastatic TNBC cancer between late fourth quarter 2017 and first quarter 2018, subject to FDA input on the acceptance of our chemistry, manufacturing and controls filing plan.

        Our financial resources are adequate to sustain the Company's operations at a level of activity sufficient to support the filing of the BLA with the FDA for accelerated approval of IMMU-132 for patients with metastatic TNBC; to continue manufacturing IMMU-132 at large scale to prepare for commercial operations in the U.S. marketplace; to initiate a Phase 3 clinical trial of IMMU-132 for metastatic TNBC patients to support the filing of the BLA; to initiate preparations to market IMMU-132 to metastatic TNBC patients in the U.S. and, subject to meeting all standards, completing review and final determination of the FDA, to secure accelerated regulatory approval of IMMU-132 for metastatic TNBC patients.

        We also have a research collaboration with Bayer to study epratuzumab as a thorium-227-labeled antibody and an ongoing collaboration in oncology in collaboration with an independent cancer study group.

        We also have a number of other product candidates that target solid tumors and hematologic malignancies, as well as other diseases, in various stages of clinical and pre-clinical development. These include combination therapies involving our ADCs, bispecific antibodies targeting cancers and infectious diseases as T-cell redirecting immunotherapies, as well as bispecific antibodies for next-generation cancer and autoimmune disease therapies, created using our patented DOCK-AND-LOCK® ("DNL®") protein conjugation technology. We believe that our portfolio of intellectual property provides commercially reasonable protection for our product candidates and technologies.

        The development and commercialization of successful therapeutic products is subject to numerous risks and uncertainties including, without limitation, the following:

  •
  we may be unable to obtain additional capital through strategic collaborations, licensing, issuance of convertible debt securities or equity financing in order to continue our research and secure regulatory approval of and market our drug;

  •
  the type of therapeutic compound under investigation and nature of the disease in connection with which the compound is being studied;

  •
  our ability, as well as the ability of our partners, to conduct and complete clinical trials on a timely basis;

  •
  the time required for us to comply with all applicable federal, state and foreign legal requirements, including, without limitation, our receipt of the necessary approvals of the FDA, if at all;

  •
  the financial resources available to us during any particular period; and

  •
  many other factors associated with the commercial development of therapeutic products outside of our control.

Corporate Information

        We were incorporated in Delaware in 1982. Our principal offices are located at 300 The American Road, Morris Plains, New Jersey 07950. Our telephone number is (973) 605-8200. In addition to our majority-owned subsidiary, IBC, we also have two foreign subsidiaries, Immunomedics B.V. in The Netherlands and Immunomedics GmbH in Darmstadt, Germany, to assist us in managing sales and marketing efforts and coordinating clinical trials in Europe. Our web address is www.immunomedics.com. We have not incorporated by reference into this Registration Statement of which this prospectus forms a part the information on our website and you should not consider it to be a part of this document.

        Our reports that have been filed with the SEC, are available on our website free of charge, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Forms 3, 4 and 5 filed on behalf of directors and executive officers and any amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Copies of this prospectus may also be obtained without charge electronically or by paper by contacting Investor Relations, Immunomedics, Inc., 300 The American Road, Morris Plains, New Jersey 07950 or by calling (973) 605-8200.

        In addition, we make available on our website (i) the charters for the committees of the Board of Directors, including the Audit Committee, Compensation Committee and Governance and Nominating Committee, and (ii) the Company's Code of Business Conduct (the Code of Conduct) governing its directors, officers and employees. Within the time period required by the SEC, we will post on our website any modifications to the Code of Conduct, as required by the Sarbanes-Oxley Act of 2002.

        The public may also read and copy the materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC.

 THE OFFERING

Selling stockholders	Institutional and accredited investors who purchased shares of our Series A-1 Convertible Preferred Stock in a private placement in May 2017(1), and SGEN, which purchased shares of our common stock and a Warrant to purchase shares of our common stock pursuant to the SGEN SPA.
Common stock offered by the selling stockholders	Up to 34,761,152 shares of common stock, including 8,655,804 shares of common stock issuable upon exercise of the Warrant.
Use of proceeds

We will not receive any proceeds from the sale or other disposition of the shares of common stock offered hereby. However, if the Warrant is exercised, we would receive gross proceeds of approximately $42.4 million. We currently intend to use such proceeds, if any, for working capital and general corporate purposes.

Risk factors

Investing in our common stock involves a high degree of risk. See risk factors described in the documents incorporated by reference herein for a discussion of factors that you should carefully consider before deciding to invest in our common stock.

NASDAQ Global Market symbol	IMMU.

        When we refer to the selling stockholders in this prospectus, we are referring to the entities named in this prospectus as the selling stockholders and, as applicable, any pledgee, assignee, permitted transferee or other successor-in-interest selling shares received after the date of this prospectus from the selling stockholders as a pledge, assignment or other transfer that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

(1)
Such shares of Series A-1 Convertible Preferred Stock converted into shares of our common stock in accordance with the terms of the Certificate of Designation on August 24, 2017.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in this prospectus, any prospectus supplement and in the documents incorporated by reference herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements frequently, but not always, use the words "may", "estimate", "projects", "intends", "plans", "believes", "anticipates" or "expects" or similar words and may include statements concerning our strategies, goals and plans. All forward-looking statements are management's present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among other things: our inability to further identify, develop and achieve commercial success for new products and technologies; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to obtain additional capital through strategic collaborations, licensing, convertible debt securities or equity financing in order to continue our research and development programs as well as secure regulatory approval of and market our drug candidates; our dependence upon pharmaceutical and biotechnology collaborations; the levels and timing of payments under our collaborative agreements; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products; our ability to protect our proprietary technologies; patent infringement claims; and risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the caption "Risk Factors" included in any prospectus supplement and under the caption "Factors That May Affect Our Business and Results of Operations" in our Annual Report on Form 10-K for the year ended June 30, 2017 and our subsequent quarterly reports on Form 10-Q, which are incorporated by reference into the Registration Statement of which this prospectus forms a part.

        The following documents, among others, describe these assumptions, risks, uncertainties, and other factors. You should read and interpret any forward-looking statements together with these documents:

  •
  the risk factors contained in any prospectus supplement under the caption "Risk Factors";

  •
  our most recent annual report on Form 10-K, including the sections entitled "Business", "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations";

  •
  our quarterly reports on Form 10-Q; and

  •
  our other SEC filings.

        In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus, any prospectus supplement or in any document incorporated by reference in this prospectus might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only of the date of this prospectus, the date of any prospectus supplement or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law. All subsequent forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of shares of our common stock sold pursuant to this prospectus by the selling stockholders. The selling stockholders will receive all of the proceeds from sales of our common stock sold pursuant to this prospectus.

        A portion of the shares covered by this prospectus are issuable upon exercise of the Warrant to purchase an aggregate of 8,655,804 shares of our common stock. Pursuant to conditions set forth in the Warrant, the Warrant is exercisable for cash only. If the Warrant is exercised, we would receive gross proceeds of approximately $42.4 million. We currently intend to use such proceeds, if any, for working capital and general corporate purposes.

        We have agreed to pay all costs, expenses and fees relating to the registration of the shares of our common stock covered by this prospectus. The selling stockholders will pay any brokerage commissions and/or similar charges incurred in connection with the sale or other disposition by them of the shares covered hereby.

 SELLING STOCKHOLDERS

        The shares of common stock being offered by the selling stockholders are (i) shares of common stock previously issued to SGEN pursuant to the SGEN SPA, (ii) shares of common stock issuable to SGEN upon the exercise of a Warrant, and (iii) shares of common stock issued to certain selling stockholders following the conversion of the Preferred Shares on August 24, 2017. For additional information regarding the issuances and terms of these securities, see "Prospectus Summary—Summary of Seattle Genetics, Inc. Transaction" and "Prospectus Summary—Summary of Private Placement" above. We are registering the shares of common stock in order to permit the selling stockholders, or their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part, to offer the shares for resale from time to time.

        Except for the sale and issuance of the shares of common stock and the Warrant, and except as otherwise disclosed in the footnotes below, the selling stockholders have not had any material relationship with us within the past three years.

        The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders as of August 31, 2017. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. Generally, a person "beneficially owns" shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on each selling stockholder's ownership of shares of common stock and the Warrant, as of August 31, 2017, assuming full exercise of the Warrant on that date.

        The third column lists the number of shares of common stock being offered by this prospectus by the selling stockholders. In accordance with the terms of the Purchase Agreement with certain of the selling stockholders, this prospectus covers the resale of the number of shares of common stock issued to the selling stockholders following the conversion of the Preferred Shares sold in the Private Placement. This prospectus also covers, in accordance with the terms of the Registration Rights Agreement with SGEN dated February 10, 2017, the resale by SGEN of the number of shares of common stock sold pursuant to the SGEN SPA and the number of shares of common stock issuable upon exercise of the Warrant.

        The fourth and fifth columns list the number of shares of common stock and percentage of our outstanding common stock to be held by the selling stockholder assuming the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Number of Shares of Common Stock Owned After Offering(1)	Percentage of Class Following the Offering(1)
2B LLC	1,083,515	(2)	739,371	(2)	344,141	—
2B LLC (as managed by venBio Select Advisor, LLC)	687,074	(3)	184,842	(3)	502,232	—
Acuta Capital Fund, LP	4,901,381	(2)	3,869,685	(2)	1,031,696	—
Acuta Opportunity Fund, LP	1,302,810	(2)	1,028,650	(2)	274,160	—
ArrowMark Fundamental Opportunities Fund, LP	554,528	(4)(5)	554,528	(4)(5)	—	—
Blackwell Partners LLC—Series A	266,173	(6)	266,173	(6)	—	—
Blue Rock Liquid Alpha Fund, LP	30,660	(7)(8)	30,660	(7)(8)	—	—
Foresite Capital Fund III, LP	1,940,850	(9)	1,940,850	(9)	—	—
Ghost Tree Master Fund, LP	92,536	(7)(10)	92,536	(7)(10)	—	—
Growth Equity Opportunities Fund IV, LLC	2,772,643	(11)	2,772,643	(11)	—	—
HBM Healthcare Investments (Cayman) Ltd.	924,214	(12)	924,214	(12)	—	—
1992 MSF International Ltd.	566,081	(13)	566,081	(13)	—	—
1992 Tactical Credit Master Fund, L.P.	173,290	(13)	173,290	(13)	—	—
Iron Horse Investments LLC	92,421	(4)(14)	92,421	(4)(14)	—	—
KVP Capital, L.P.	277,264	(15)	277,264	(15)	—	—
NR1 Segregated Portfolio, North Rock SPC	100,023	(7)(16)	100,023	(7)(16)	—	—
NR2 Segregated Portfolio, North Rock SPC	204,112	(7)(17)	204,112	(7)(17)	—	—
OrbiMed Global Healthcare Master Fund, L.P.	1,082,070	(18)(19)	1,082,070	(18)(19)	—	—
OrbiMed Partners II, L.P.	1,259,889	(18)(20)	1,259,889	(18)(20)	—	—
OrbiMed Partners Master Fund Limited	1,354,898	(21)(22)	1,354,898	(21)(22)	—	—
RA Capital Healthcare Fund, L.P.	1,212,569	(23)	1,212,569	(23)	—	—
Schonfeld Fundamental Equity Fund LLC	109,172	(7)(24)	109,172	(7)(24)	—	—
Seattle Genetics, Inc.	11,655,804	(25)(26)	11,655,804	(25)(26)
THB Iron Rose LLC	92,421	(4)(27)	92,421	(4)(27)	—	—
venBio Select Fund LLC	14,052,387	(28)	4,066,543	(28)	9,985,844	7.43%
Whitney Capital Series Fund LLC	110,443	(7)(29)	110,443	(7)(29)	—	—

*
Less than one percent of our outstanding shares of common stock.

(1)
Represents the number of shares of common stock that will be beneficially owned by the selling stockholder after completion of this offering based on the assumptions that (i) all of the shares of common stock registered for resale by the registration statement of which this prospectus is a part will be sold, and (ii) no other shares of common stock will be acquired or sold by the selling stockholder before completion of this offering. However, the selling stockholders may sell all, part or none of their shares of common stock offered pursuant to this prospectus and may sell all, part or none of their common stock pursuant to one or more exemptions from the registration provisions of the Securities Act. Applicable percentage ownership following the offering is based on 134,398,491 shares of common stock that would be outstanding following the offering if all shares registered by this prospectus are sold in the offering.

(2)
The selling stockholder's address is c/o Acuta Capital Partners, LLC, 1301 Shoreway Road, Suite 350, Belmont, CA 94002. Acuta Capital Partners, LLC is the general partner of Acuta Capital Fund, LP and Acuta Opportunity Fund, LP, is an investment manager for 2B LLC, and has voting and investment power over the shares noted here.

(3)
The selling stockholder's address is 17-20 Whitestone Expressway, Suite 403, Whitestone, NY 11357.

(4)
The selling stockholder's address is 100 Fillmore Street, Suite 325, Denver, CO 80206.

(5)
Arrow Mark Partners, as the investment manager of ArrowMark Fundamental Opportunities Fund, LP, has voting and investment discretion.

(6)
The selling stockholder's address is c/o 20 Park Plaza, Suite 1200, Boston, MA 02116.

(7)
The selling stockholder's address is 150 E. 52nd Street, Suite 17001, New York, NY 10022.

(8)
Ghost Tree Capital, LLC is the investment adviser of Blue Rock Liquid Alpha Fund, LP.

(9)
The selling stockholder's address is 600 Montgomery Street, Suite 4500, San Francisco, CA 94111.

(10)
Ghost Tree Capital, LLC is the investment adviser of Ghost Tree Master Fund, LP.

(11)
The selling stockholder's address is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093. The securities directly held by Growth Equity Opportunities Fund IV, LLC (GEO) are indirectly held by New Enterprise Associates 15, L.P. (NEA 15), which is the sole member of GEO; NEA Partners 15, L.P. (Partners 15), which is the sole general partner of NEA 15; NEA 15 GP, LLC (NEA 15 LLC), which is the sole general partner of Partners 15; and each of the individual managers of NEA 15 LLC. The individual Managers of NEA 15 LLC (the "NEA 15 Managers") are Peter J. Barris, Forest Baskett, Anthony A. Florence, Joshua Makower, David M. Mott, Scott D. Sandell, Ravi Viswanathan, Jon Sakoda and Peter Sonsini. NEA 15, NEA Partners 15, NEA 15 LLC, and the NEA 15 Managers share voting and dispositive power with regard to the shares owned directly by GEO. All indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their actual pecuniary interest therein.

(12)
The selling stockholder's address is Governors Square, Suite #4-212-2, 23 Lime Tree Bay Avenue, West Bay, Grand Cayman.

(13)
The selling stockholder's address is 40 West 57th Street, 32nd Floor, New York, NY 10019.

(14)
Arrow Mark Partners, as the investment manager of Iron Horse Investments LLC, has voting and investment discretion.

(15)
The selling stockholder's address is One Embarcardero, Suite 3700, San Francisco, CA 94111.

(16)
Ghost Tree Capital, LLC is the investment adviser of NR1 Segregated Portfolio, North Rock SPC.

(17)
Ghost Tree Capital, LLC is the investment adviser of NR2 Segregated Portfolio, North Rock SPC.

(18)
The selling stockholder's address is c/o OrbiMed Advisors LLC, 601 Lexington Avenue, 54th Floor, New York, NY 10022.

(19)
Shares of the Company are held by OrbiMed Global Healthcare Master Fund, L.P. OrbiMed Global Healthcare GP LLC is the general partner of OrbiMed Global Healthcare Master Fund, L.P. OrbiMed Advisors LLC is the managing director of OrbiMed Global Healthcare GP LLC. Samuel D. Isaly is the managing member of, and owns a controlling interest, in OrbiMed Advisors LLC. Each of OrbiMed

  Global Healthcare GP LLC, OrbiMed Advisors LLC and Samuel D. Isaly disclaims beneficial ownership of the shares held by OrbiMed Global Healthcare Master Fund, L.P., except to the extent of its or his pecuniary interest therein, if any.

(20)
Shares of the Company are held by OrbiMed Partners II, L.P. OrbiMed Advisors LLC is the general partner of OrbiMed Partners II, L.P. Samuel D. Isaly is the managing member of, and owns a controlling interest, in OrbiMed Advisors LLC. Each of OrbiMed Advisors LLC and Samuel D. Isaly disclaims beneficial ownership of the shares held by OrbiMed Partners II, L.P., except to the extent of its or his pecuniary interest therein, if any.

(21)
The selling stockholder's address is c/o OrbiMed Capital LLC, 601 Lexington Avenue, 54th Floor, New York, NY 10022.

(22)
Shares of the Company are held by OrbiMed Partners Master Fund Limited. OrbiMed Capital LLC is the investment advisor of OrbiMed Partners Master Fund Limited. Samuel D. Isaly is the managing member of, and owns a controlling interest, in OrbiMed Capital LLC. Each of OrbiMed Capital LLC and Samuel D. Isaly disclaims beneficial ownership of the shares held by OrbiMed Partners Master Fund Limited, except to the extent of its or his pecuniary interest therein, if any.

(23)
The selling stockholder's address is 20 Park Plaza, Suite 1200, Boston, MA 02116.

(24)
Ghost Tree Capital, LLC is the investment adviser of Schonfeld Fundamental Equity Fund LLC.

(25)
The selling stockholder's address is 21823 30th Drive SE, Bothell, WA 98021.

(26)
Includes 3,000,000 shares of common stock and 8,655,804 shares of common stock issuable upon exercise of a Warrant, at an initial exercise price of $4.90 per share, and assumes the exercise of the Warrant.

(27)
ArrowMark Partners, as the investment manager of THB Iron Rose LLC, has voting and investment discretion.

(28)
The selling stockholder's address is 120 W. 45th Street, Suite 2802, New York, NY 10036. Behzad Aghazadeh, Chairman of the Board of Directors of Immunomedics, is the Investment Manager of venBio Select Fund LLC. venBio Select Fund LLC also manages an investment account on behalf of 2B LLC and may also be deemed to have investment discretion and voting power over the shares held by 2B LLC (as managed by venBio Select Advisor LLC). Behzad Aghazadeh, in his capacity as portfolio manager of venBio Select Fund LLC may also be deemed to have investment discretion and voting power over securities held by venBio Select Fund LLC and the 2B LLC managed account.

(29)
Ghost Tree Capital, LLC is the investment adviser of Whitney Capital Series Fund LLC.

PLAN OF DISTRIBUTION

        The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices, at prices related to prevailing market prices, at varying prices determined at the time of sale or at privately negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  a combination of any such methods of sale;

  •
  any other method permitted pursuant to applicable law; and

  •
  an underwritten transaction.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

        The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

        The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

        In connection with the sale of the shares of common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume. The selling stockholders may also sell the shares of common stock short and deliver these securities to close out their short positions or to return borrowed shares in connection with such short sales, or loan or pledge the shares of common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In the event that any selling stockholder is deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.

        We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act, unless an exemption therefrom is available.

        The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

        There can be no assurance that any selling stockholder will sell any or all of the shares of common stock we registered on behalf of the selling stockholders pursuant to the registration statement of which this prospectus forms a part.

        Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

 DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our amended and restated certificate of incorporation, the Certificate of Designation and our restated bylaws, which have been publicly filed with the SEC. See "Where You Can Find More Information" and "Incorporation of Certain Information by Reference."

        Our authorized capital stock consists of:

  •
  250,000,000 shares of common stock, $0.01 par value; and

  •
  10,000,000 shares of preferred stock, $0.01 par value.

        In addition to the descriptions set forth below, please refer to our other publicly filed documents incorporated herein by reference, which describe our other outstanding preferred stock, warrants, registration rights, equity incentive plans and other securities.

COMMON STOCK

        Under our certificate of incorporation, as amended to date, we are authorized to issue up to 250,000,000 shares of common stock, $0.01 par value per share. At August 31, 2017 approximately 134,519,913 shares of common stock were issued and approximately 134,485,188 shares of common stock were outstanding. The following description of our common stock, certificate of incorporation and bylaws are only summaries, and we encourage you to review complete copies of these documents. You can obtain copies of these documents by following the directions outlined in "Where You Can Find More Information; Incorporation of Documents by Reference".

Dividends, Voting Rights and Liquidation

        Each stockholder of record is entitled to one vote for each outstanding share of our common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. After satisfaction of the dividend rights of holders of any preferred stock, holders of common stock are entitled to any dividend declared by our board out of funds legally available for that purpose. After the payment of liquidation preferences to holders of any preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to stockholders in the event of our liquidation, dissolution or winding up. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The rights, preferences and privileges of holders of common stock are subject to, and may be injured by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Transfer Agent and Registrar

        Broadridge Corporate Issuer Solutions, Inc. is the transfer agent and registrar for our common stock.

Delaware Law and Certain Certificate of Incorporation and By-Law Provisions

        The provisions of Delaware law and of our certificate of incorporation and by-laws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of Immunomedics.

  •
  Business Combinations.  We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

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  Limitation of Liability; Indemnification.  Our certificate of incorporation contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate, to the extent legally permissible, a director's liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. The limitation of liability described above does not alter the liability of our directors and officers under federal securities laws. Furthermore, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. These provisions do not limit or eliminate our right or the right of any shareholder of ours to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his duty of care to us. We believe that these provisions assist us in attracting and retaining qualified individuals to serve as directors.

Warrants

        Concurrently with the sale of the Common Shares to SGEN pursuant to the SGEN SPA, we also agreed to issue a three year Warrant to purchase an aggregate of 8,655,804 shares of our common stock. The Warrant is exercisable for cash only and only upon approval by the Company's stockholders of an amendment to the Company's certificate of incorporation, and filing thereof, increasing such number of shares of common stock in an amount sufficient to allow for the exercise of the Warrant, at an initial exercise price equal to $4.90 per share of common stock. The Warrant was issued on February 16, 2017 and was originally exercisable until February 10, 2020.

        On May 4, 2017, we entered the Termination Agreement with SGEN. Pursuant to the Termination Agreement, we and SGEN agreed to relinquish our respective rights under the Licensing Agreement and agreed to amend the expiration date of the Warrant from February 10, 2020 to the later of (i) December 31, 2017, and (ii) the date that is six (6) months following the date on which a sufficient number of shares of our common stock is authorized and reserved for issuance to permit the full exercise of the SGEN Warrant.

        The Termination Agreement between SGEN and us became effective on August 24, 2017, thirty days following the entry on July 25, 2017 of a final judgment by the Delaware Court of Chancery approving SGEN's dismissal from the venBio Action.

        On June 29, 2017, our stockholders approved the Charter Amendment, which increased the number of our authorized capital stock, all classes, from 165,000,000 shares to 260,000,000 and which provided an amount of authorized common stock sufficient to allow for the exercise of the Warrant.

Registration Rights

Registration Rights Agreement

        In connection with entering into the SGEN SPA, we entered into the Registration Rights Agreement with SGEN dated February 10, 2017, pursuant to which we granted customary registration rights to SGEN obligating the Company to register for resale under the Securities Act on Form S-3 the Common Shares and the shares of Common Stock for which the Warrant is exercisable.

Purchase Agreement

        Included in the Purchase Agreement are provisions which require us to register the resale of the Preferred Shares and the common stock underlying the Preferred Shares. We are required to prepare and file a registration statement with the Commission within 30 days following approval by the Company's stockholders of the Charter Amendment and the subsequent effectiveness of the Charter Amendment, and to use commercially reasonable efforts to have the registration statement declared effective within 90 days if there is no review by the SEC, and within 120 days in the event of such review.

WHERE YOU CAN FIND MORE INFORMATION;

INCORPORATION OF DOCUMENTS BY REFERENCE

        We file annual, quarterly and current reports, proxy statements and other documents with the SEC, under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our reports, proxy statements and other documents filed electronically with the SEC are available at the website maintained by the SEC at http://www.sec.gov. In addition, our common stock has been approved for quotation on the NASDAQ. You can read and copy reports and other information concerning us at the offices of the Financial Industry Regulatory Authority, located at 1735 K Street, Washington D.C. 20006. We also make available free of charge on or through our Internet website, http://www.immunomedics.com, our annual, quarterly and current reports, and, if applicable, amendments to those reports, filed or furnished pursuant to Section 13(a) of the Exchange Act, as soon as reasonably practicable after we electronically file such reports with the SEC. Information on our website is not a part of this report.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the Securities. This prospectus, which constitutes a part of that registration statement, does not contain all the information contained in that registration statement and its exhibits. For further information with respect to the company and the Securities, you should consult the registration statement and its exhibits. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying through the SEC's public reference rooms listed above.

        The SEC allows us to "incorporate by reference" in this prospectus information that we file with them, which means we can disclose important information to you by referring you to other documents that contain that information. The information we incorporate by reference is considered to be part of this prospectus and information we later file with the SEC will automatically update and supersede the information in this prospectus. The following documents filed by us with the SEC pursuant to Section 13 of the Exchange Act (File No. 000-12104) and any future filings under Sections 13(a), 13(c), 14 or 15 (d) of the Exchange Act, except for information furnished under Item 2.02 or 7.01 of Current Report on Form 8-K, or exhibits related thereto, made after the date of the initial registration statement and prior to effectiveness of the registration statement and before the termination of the offering are incorporated by reference herein:

  (1)
  our Annual Report on Form 10-K for the fiscal year ended June 30, 2017, as amended by the Annual Report on Form 10-K/A filed on September 18, 2017;

  (2)
  Quarterly Report on Form 10-Q/A filed on September 15, 2017 for the period ended March 31, 2017 and Quarterly Report on Form-10-Q/A filed on September 18, 2017 for the period ended March 31, 2017;

  (3)
  our Current Reports on Form 8-K filed with the SEC on July 6, 2017, August 4, 2017 and September 15, 2017; and

  (4)
  the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on May 7, 1984, including any amendment or report filed for the purpose of updating such description.

        In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act before the date our offering is terminated or complete are deemed to be incorporated by reference into, and to be a part of, this prospectus.

        Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting: the Investor Relations Department, c/o Immunomedics, Inc., 300 The American Road, Morris Plains, New Jersey 07950. Our telephone number is (973) 605-8200.

        You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

LEGAL MATTERS

        Legal matters with respect to the securities offered hereby are being passed upon for us by DLA Piper LLP (US), Short Hills, New Jersey.

EXPERTS

        The consolidated financial statements and schedule of Immunomedics, Inc. and subsidiaries as of June 30, 2017 and 2016, and for each of the years in the three-year period ended June 30, 2017, and management's assessment of the effectiveness of internal control over financial reporting as of June 30, 2017 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

34,761,152 Shares
Immunomedics, Inc.
Common Stock

Prospectus